EXHIBIT 99.1

HealthWarehouse.com Reports 51.2% Sales Growth In Consumer Business Year Over Year
New Customers Grow 140% and Core Prescription Sales Grow Record 49.3%

(CINCINNATI, OH, August 9, 2016) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS & Vet-VIPPS accredited online pharmacy licensed in all 50 states, announced financial results for the quarter ended June 30, 2016.
For the quarter ended June 30, 2016, net sales improved to $2,403,974 up 28.5% from the prior year ended June 30, 2015. Gross margins remained strong at 64.3% while net loss narrowed to 3.3% of sales in the quarter ended June 30, 2016 from 4.3% for the quarter ended June 30, 2015.
Total net consumer sales grew to $2,302,215, an increase of $779,275 or 51.2% and core prescription sales grew to $1,810,053, an increase of  $598,002 or 49.3% as compared to the quarter ended June 30, 2015. Core prescriptions sales were the highest level in the Company's history.
For the quarter ended June 30, 2016, HEWA reported adjusted EBITDAS of $25,792, continuing the Company's trend of positive cash flow and based on strong sales growth for the quarter, net loss as a percentage of revenue decreased. The Company believes that adjusted EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), a non-GAAP financial measure, is useful in evaluating its operating performance compared to that of other companies in our industry.
"During the second quarter, the Company reached historically record levels for direct consumer prescription sales volume and repeat prescription customer orders.  We also made great strides in controlling costs and improving efficiencies while operating at a positive operating cash flow.  This is directly attributed to the hard work and effort by our employees, who continue to provide excellent service to our customers," said Mr. Daniel Seliga, COO & CFO.
"The Company continues to execute and fire on all cylinders as consumer awareness from national publications continues to drive new growth. In addition, consumers who added or transferred their prescriptions to HealthWarehouse.com in the first quarter came back in droves to make repeat purchases in the second quarter. We expect this trend to continue through the remainder of 2016 and into 2017," said Mr. Lalit Dhadphale, President & CEO of HealthWarehouse.com.
2nd Quarter 2016 Highlights:
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Net Sales:  Net sales were $2,403,974 and increased by $533,134 or 28.5% compared to the 2nd Quarter of 2015, due to increased consumer awareness from continuing national press coverage and repeat business.

●	Net Consumers Sales: Total sales of $2,302,215, an increase by $779,275 or 51.2% compared to the 2nd Quarter of 2015, due to continuing national press coverage and repeat business.

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 ● Fax: (888) 870-2808 ● www.HealthWarehouse.com

●	Core Prescription Sales: Total sales of $1,810,053, an increase of $598,002 or 49.3% compared to the 2nd Quarter of 2015, the highest level in the Company's history.

●	Core Over-The-Counter Sales: Total $492,162, an increase of $181,273 or 58.3% compared to the 2nd Quarter of 2015.

●	Gross Profit: Increased by $292,689 or 23.4% compared to the 2nd Quarter of 2015 due to sales growth solid gross margins of 64.3%.

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SG&A Expenses:  Increased by $312,590 or 24.3% compared to the 2nd Quarter of 2015, primarily due to increased staffing and shipping costs resulting from processing higher order volumes of prescriptions and transfers.

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Net Loss:  Decreased nominally compared to the 2nd Quarter of 2015 as the increase in gross profit and the lower interest expense offset the increase in SG&A expenses which was necessary to service our rapid growth.

About HealthWarehouse.com
HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS & Vet-VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.
HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, and timing of cash flows. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 ● Fax: (888) 870-2808 ● www.HealthWarehouse.com

Use of Non-GAAP Measures

HealthWarehouse.com, Inc. (the "Company") prepares its consolidated financial statements in accordance with the United States generally accepted accounting principles ("U.S. GAAP"). In addition to disclosing financial results prepared in accordance with U.S. GAAP, the Company discloses information regarding adjusted EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting operating loss to exclude interest, depreciation and amortization, adjusted EBITDAS also excludes stock issued for services, and certain other non-cash charges. Adjusted EBITDAS is not a measure of performance defined in accordance with U.S. GAAP. However, adjusted EBITDAS is used internally in planning and evaluating the Company's performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other shareholders an additional view of the Company's operations that, when coupled with the GAAP results, provides a more complete understanding of the Company's financial results.

Adjusted EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company's performance. A reconciliation of U.S. GAAP net loss to adjusted EBITDAS is included in the accompanying financial schedules.

Contact

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 ● Fax: (888) 870-2808 ● www.HealthWarehouse.com